FOR IMMEDIATE RELEASE		May 4, 2022
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2022 FIRST-QUARTER RESULTS

•Lower quarterly results in line with company’s expectations following “financial reset” from recent rate case decision

•Robust sales and customer growth underscore Arizona’s economic strength

•APS employees focus on summer preparedness and reliability using advanced robotic technology

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $17.0 million, or $0.15 per diluted share of common stock, for the quarter ended March 31, 2022. This result compares with $35.6 million, or $0.32 per diluted share, for the same period in 2021.

The lower first-quarter results reflect the adverse outcome of the company’s recent general rate case. Implemented on Dec. 1, 2021, the unfavorable rate case decision was the primary driver for the lower quarter-over-quarter results. The largest contributing factor was discontinuation of the Four Corners and Ocotillo cost deferrals. Other major factors negatively affecting the 2022 first-quarter results were higher depreciation and amortization expense due to increased plant assets and higher income taxes. These negative effects were partially offset by higher customer usage and customer growth, increased transmission revenue and lower operations and maintenance expense.

“Despite the impact the rate decision had on our first-quarter revenue, 2022 has started off in line with our expectations during what we’ve previously expressed as a ‘financial reset year,’ ” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Our employees contributed to strong operational performance, and we continue to serve one of the fastest-growing service territories in the nation. Our quarterly customer growth was a robust 2.2%, and we experienced stronger-than-projected sales growth of 4.4%.”

“Though this growth is positive, it still does not make up for the negative impacts of the rate case outcome,” Guldner stated. “In fact, the tremendous growth we are experiencing accentuates the need for substantial capital investment in order to maintain the reliability and safety of our system, and it emphasizes the need for reasonable and timely recovery of those investments.”

Employees prepare for summer reliability
Guldner said as more families and companies choose Arizona to live and do business, “our employees are laser-focused on the critical preparations necessary to continue delivering reliable power throughout our peak summer season – especially as energy supplies tighten in the western region.”

In addition to building new infrastructure to meet growth, maintaining new infrastructure to ensure reliability, and procuring additional energy to meet summer demand, APS employees are nearing completion of a scheduled maintenance and refueling outage at Palo Verde Generation Station Unit 1. As the largest source of carbon-free energy in the U.S., the three-unit nuclear plant is critical to meeting summer demand across the desert southwest.

APS employees also are conducting fire-mitigation line patrols and emergency operations drills; managing supply-chain constraints to acquire critical spare equipment; and performing preventative maintenance – all part of the company’s longstanding seasonal preparation activities.

Advanced technology keeps employees safe while ensuring customer reliability
As part of its proactive system upkeep, the company’s Predictive Maintenance (PDM) inspection team uses advanced technology to conduct safe and efficient facility assessments. With infrared cameras, three active drones and two robots, the company can perform safer inspections of hard-to-reach and dangerous areas such as transmission towers, power lines and manholes.

The latest addition to the PDM team is a Boston Dynamics-built robot named Spot the Dog. APS employees can remotely operate Spot to examine confined spaces, conduct night inspections and perform security work using a built-in infrared camera – all without an employee having to step foot in an unsafe or restricted area.

“APS has always been dedicated to technology and innovation, and Spot the Dog is just the next evolution in our reliability journey,” said Guldner. “This robot and other high-tech tools help our employees stay safe, while also improving efficiency and system reliability for our customers.”

The company’s focus on technology also is allowing it to deliver a superior customer experience. Enhancements to the APS website, interactive outage map, and alerts by text and email have enhanced customers’ digital experience, grown transaction engagement and improved overall customer satisfaction.

Financial Outlook
For 2022, the company continues to expect its consolidated earnings guidance will be in the range of $3.90 to $4.10 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2022 outlook can be found in the first-quarter 2022 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2022 first-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, May 4. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 560292. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Wednesday, May 11, 2022, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 45138.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $22 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, vaccine mandates, supply chain, expenses, inflation, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;

•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customers and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, war, acts of war, international sanctions, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•general economic conditions, including inflation rates, monetary fluctuations, and supply chain constraints;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2022	2021

Operating Revenues	$ 783,531	$ 696,475

Operating Expenses
Fuel and purchased power	265,269	198,227
Operations and maintenance	218,342	230,055
Depreciation and amortization	186,605	157,820
Taxes other than income taxes	57,998	59,483
Other expenses	825	3,356
Total	729,039	648,941

Operating Income	54,492	47,534

Other Income (Deductions)
Allowance for equity funds used during construction	9,747	9,207
Pension and other postretirement non-service credits - net	23,809	27,791
Other income	1,704	12,429
Other expense	(3,422)	(3,853)
Total	31,838	45,574

Interest Expense
Interest charges	65,389	61,938
Allowance for borrowed funds used during construction	(4,482)	(4,994)
Total	60,907	56,944

Income Before Income Taxes	25,423	36,164

Income Taxes	4,161	(4,350)

Net Income	21,262	40,514

Less: Net income attributable to noncontrolling interests	4,306	4,873

Net Income Attributable To Common Shareholders	$ 16,956	$ 35,641

Weighted-Average Common Shares Outstanding - Basic	113,102	112,829

Weighted-Average Common Shares Outstanding - Diluted	113,295	113,093

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.15	$ 0.32
Net income attributable to common shareholders - diluted	$ 0.15	$ 0.32